FOR IMMEDIATE RELEASE
April 14, 2000


         UGLY DUCKLING ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER



PHOENIX, April 14, 2000 - Ugly Duckling Corporation (Nasdaq NM: UGLY), the largest and fastest growing used car sales company focused exclusively on the sub-prime market, reported the completion of its previously announced exchange offer as of April 13th, 5:00 p.m. New York City time.

The company announced that as of the close of business yesterday, the exchange agent reported that a total of 1,085,415 shares of common stock were tendered to the company. The company is pleased to report that this number of shares exceeds the minimum number of shares the company required under the exchange offer. The total reported by the exchange agent includes 294,500 shares tendered by Mr. Ernest Garcia II, the company's chairman, consistent with the company's previous announcement of his level of participation. The final total of tendered shares will be subject to certain guaranteed delivery procedures and Ugly Duckling's review and acceptance of all shares validly tendered. The company plans to deliver debentures in exchange for shares in accordance with the exchange offer as soon as practicable after the expiration of the guaranteed delivery period.

The exchange offer enabled stockholders to exchange up to 2.5 million of their shares in the company for 11%, seven year subordinated debentures. Under the terms of the offer, each share of stock was exchangeable for $11.00 principal amount of debentures.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market. The company underwrites, finances and services sub-prime contracts generated at its 75 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.


                                    - more -

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(This  press  release  includes   statements  that  constitute   forward-looking
statements. Forward-looking statements are often characterized by the words "believes," "estimates," "projects," "expects" or similar expressions. Factors that could cause or contribute to differences from these forward-looking statements are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in Ugly Duckling Corporation's most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 to any such Form 10-Q), and elsewhere in Ugly Duckling Corporation's Securities and Exchange Commission filings. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this press release. References to Ugly Duckling Corporation as the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market is management's belief based upon its knowledge of the industry and not on any current independent third party study.)

               For more information on Ugly Duckling, please dial
               1-800-PRO-INFO and enter company ticker symbol UGLY


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